AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 9, 1998

                                                   REGISTRATION NO. 333-41215
                                                   REGISTRATION NO. 333-41215-01



                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ----------------------

                       POST-EFFECTIVE AMENDMENT NO. 1 TO


                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                              CAPITOL BANCORP LTD.
                                CAPITOL TRUST I
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
           (EXACT NAME OF CO-REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                    MICHIGAN
                                    DELAWARE
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION) (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)
                                   38-2761672
                                   38-3381371
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)


        200 WASHINGTON SQUARE NORTH, 4TH FLOOR, LANSING, MICHIGAN 48933
                                 (517) 487-6555
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
          REGISTRANT'S AND CO-REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
-------------------------------------------------------------------------------

                                 JOSEPH D. REID

          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER

                              CAPITOL BANCORP LTD.

                   200 WASHINGTON SQUARE NORTH, FOURTH FLOOR
                            LANSING, MICHIGAN 48933

                                 (517) 487-6555

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
-------------------------------------------------------------------------------
                                WITH COPIES TO:

  JOHN SHARP, ESQ.                    DONALD L. JOHNSON,ESQ.
  STROBL & BORDA, P.C.                VARNUM, RIDDERING, SCHMIDT &
  300 E. LONG LAKE ROAD, SUITE 200    HOWLETT LLP
  BLOOMFIELD HILLS, MI 48304          333 BRIDGE STREET, N.W.
  (248) 540-2300                      GRAND RAPIDS, MICHIGAN 49504
                                      (616) 336-6000

         Date of commencement of proposed sale to the public: December 19, 1997

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

         If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1)of this Form, check the following box. / /

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------
                                                                    PROPOSED
                                                    PROPOSED        MAXIMUM
                                 AMOUNT             MAXIMUM         AGGREGATE
TITLE OF EACH CLASS OF           TO BE           OFFERING PRICE     OFFERING       AMOUNT OF
SECURITIES TO BE               REGISTERED           PER UNIT         PRICE        REGISTRATION
REGISTERED                        F1                                                FEE  F2
----------------------------------------------------------------------------------------------
Preferred Securities of
Capitol Trust I   2,530,000      $10.00                            $25,300,000      $7,667.00
----------------------------------------------------------------------------------------------
Subordinated Debentures of
Capitol Bancorp Ltd.                                F3, F4
----------------------------------------------------------------------------------------------
Guarantee of
Capitol Bancorp Ltd.
With Respect to
Preferred Securities                                F4
----------------------------------------------------------------------------------------------


<F1>Includes 330,000 Preferred Securities sold by Capitol Trust I to cover over-allotments.
<F2>The registration fee was calculated in accordance with Rule 457(n) under the Securities Act of 1933, as amended, and was previously paid..
<F3>The Subordinated Debentures have been purchased by Capitol Trust I with the proceeds of the sale of the Preferred Securities. Such securities may later be distributed for no additional consideration to the holders of the Preferred Securities of Capitol Trust I upon its dissolution and the distribution of its assets.

<F4>This Registration Statement is deemed to cover the Subordinated Debentures of Capitol Bancorp Ltd., the rights of holders of Subordinated Debentures of Capitol Bancorp Ltd., under the Indenture, and the rights of holders of the Preferred Securities under the Trust Agreement, the Guarantee and the Expense Agreement entered into by Capitol Bancorp Ltd. No separate consideration will be received for the Guarantee.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No: 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lansing, Michigan on February 9, 1998.


                                         CAPITOL BANCORP LTD.,
                                         A MICHIGAN CORPORATION

                                         By: /S/ JOSEPH D. REID
                                             ------------------
                                                 JOSEPH D. REID

                                         Chairman of the Board, President
                                         and Chief Executive Officer


  Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lansing, Michigan on February 9, 1998.


                                         CAPITOL TRUST I

                                         By:  /S/ JOSEPH D. REID
                                              ------------------
                                                  JOSEPH D. REID
                                               Trustee

                                         By:  /S/ ROBERT C. CARR
                                              ------------------
                                                  ROBERT C. CARR
                                               Trustee

                                         By:  /S/ LINDA D. PAVONA
                                              -------------------
                                                  LINDA D. PAVONA
                                               Trustee

Signature               Date            Title


/S/ JOSEPH D. REID                      Chairman of the Board, President
------------------                      and Chief Executive Officer,
    JOSEPH D. REID                      Director (Principal Executive
                                        Officer)


/S/ LEE W. HENDRICKSON                  Chief Financial Officer (Principal
----------------------                  Financial and Accounting Officer)
    LEE W. HENDRICKSON


/S/ ROBERT C. CARR                      Treasurer, Director
-------------------
    ROBERT C. CARR


/S/ DAVID O'LEARY*                      Secretary, Director
------------------
    DAVID O'LEARY*


______________________                  Director
    LOUIS G. ALLEN


/S/ PAUL R. BALLARD*                    Director
--------------------
    PAUL R. BALLARD*


/S/ DAVID L. BECKER*                    Director
--------------------
    DAVID L. BECKER*


/S/ DOUGLAS E. CRIST*                   Director
---------------------
    DOUGLAS E. CRIST*


/S/ RICHARD L. DORNER*                  Director
----------------------
    RICHARD L. DORNER*


/S/ GARY A. FALKENBERG*                 Director
-----------------------
    GARY A. FALKENBERG*


/S/ JOEL I. FERGUSON*                   Director
---------------------
    JOEL I. FERGUSON*


_______________________                 Director
    KATHLEEN A. GASKIN


/S/ H. NICHOLS GENOVA*                  Director
----------------------
    H. NICHOLS GENOVA*

/S/ L. DOUGLAS JOHNS*                   Director
---------------------
    L. DOUGLAS JOHNS*


/S/ JAMES R. KAYE*                      Director
------------------
    JAMES R. KAYE*


_____________________                   Director
    LEONARD MAAS


_____________________                   Director
    LYLE R. MILLER


                                  */S/ JOSEPH D. REID
                                   ------------------
                                  By:  JOSEPH D. REID
                                       Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT   DESCRIPTION
NUMBER
-------

1.1   Underwriting Agreement.

4.1   Indenture.

4.2   Subordinated Debenture (included as an exhibit to Exhibit 4.1).

4.3*  Certificate of Trust of CAPITOL TRUST I.

4.4*  Trust Agreement of CAPITOL TRUST I.

4.5   Amended and Restated Trust Agreement.

4.6   Preferred Securities Guarantee Agreement.

4.7   Agreement as to Expenses and Liabilities.



4.8 Certificate Evidencing Cumulative Trust Preferred Securities of Capital Trust I


5.1* Opinion of Strobl & Borda, P.C., as to the validity of the issuance of the Subordinated Debentures.

5.2* Opinion of Richards, Layton & Finger, special Delaware counsel, as to the legality of the Preferred Securities.

8.1*  Opinion of Strobl & Borda, P.C., as to certain federal income tax matters.

12.1+ Statements Regarding Computation of Ratio of Earnings to Fixed Charges.

23.1* Consent of BDO Seidman, LLP, Independent Accountants.

23.2* Consent of Strobl & Borda, P.C.. (included in their opinions filed herewith as Exhibits 5.1 and 8.1).

23.3* Consent of Richards, Layton & Finger (included in their opinion filed herewith as Exhibit 5.2).

24.1* Power of Attorney (included on the signature page).

25.1* Form T-1 Statement of Eligibility of The First National Bank of Chicago to act as trustee under the Indenture.

25.2* Form T-1 Statement of Eligibility of The First National Bank of Chicago to act as trustee under the Amended and Restated Trust Agreement.

25.3* Form T-1 Statement of Eligibility of The First National Bank of Chicago to act as trustee under the Preferred Securities Guarantee Agreement.

*Incorporated by reference to Form S-3, File Nos.: 333-41215 and 333-41215-01, filed November 26, 1997.

+Incorporated by reference to Pre-Effective Amendment No: 1 to Form S-3, File
Nos: 333-41215 and 333-41215-01, filed December 11, 1997.

INDEX